UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2016

Strategic Storage Growth Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-193480

Maryland	46-2335760
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 12, 2016, a subsidiary of Strategic Storage Growth Trust, Inc. (the “Registrant”) executed a purchase and sale agreement (the “San Antonio Sale Agreement”) with an unaffiliated third party (the “Buyer”) for the sale of a self storage facility and industrial warehouse/office space included therein located in San Antonio, Texas (the “San Antonio Property”). The information in this Item 1.01 description is qualified in its entirety by the full San Antonio Sale Agreement which is attached as Exhibit 10.1 hereto.

The sale price for the San Antonio Property is approximately $16.1 million, less closing costs and disposition fees payable to the Registrant’s advisor. The Buyer will make a deposit of approximately $250,000 in connection with the execution of the San Antonio Sale Agreement. The San Antonio Sale Agreement provides for a due diligence period of 90 days during which the Buyer may terminate the San Antonio Sale Agreement (with a full return of the earnest money), for any reason. The current outside closing date is during the fourth quarter of 2016, although such closing may occur earlier upon satisfaction of certain conditions. The San Antonio Sale Agreement is subject to various contingencies and the Registrant cannot provide assurance whether or when this transaction will occur.

The San Antonio Property was purchased by the Registrant in the first quarter of 2016 as part of a portfolio of four properties. In the purchase agreement for the portfolio of properties, $12.3 million of the total purchase price for the four properties was allocated to the San Antonio Property, excluding acquisition costs. The Registrant may use the proceeds of the sale of the San Antonio Property to (1) pay down a portion of its credit facility with KeyBank, National Association, (2) redeem a portion of the Series A Cumulative Redeemable Preferred Units of its operating partnership currently outstanding, and/or (3) use for other corporate purposes such as to pay distributions and acquire properties.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Borden Park Sale Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE GROWTH TRUST, INC.

Date: April 13, 2016	By:	/s/ Michael S. McClure
Michael S. McClure
Executive Vice President and Chief Financial Officer